ADMINISTRATION AGREEMENT
     This Agreement, dated as of the 5th day of March,
1997, made by and between The Bjurman Funds, (the "Trust") a business trust operating an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), duly organized and existing under the laws of the State of Delaware and FPS Services, Inc. ("FPS"), a corporation duly organized and existing under the laws of the
State of Delaware (collectively, the "Parties").
                      WITNESSETH THAT:
     WHEREAS, the Trust is authorized by its Trust Instrument to issue separate series of shares representing interests in separate investment portfolios (the "Series"), which Series are identified on Schedule "C" attached hereto, and which Schedule "C" may be amended from time to time by mutual agreement of the Trust and FPS; and
    WHEREAS, the Parties desire to enter into an agreement whereby FPS will provide certain administration services to the Trust on the terms and conditions setforth in this Agreement; and
     WHEREAS, FPS is willing to serve in such capacity and perform such administrative services under the terms and conditions set forth below; and
     WHEREAS, the Trust will provide all necessary information to FPS concerning the Series so that FPS may appropriately execute its responsibilities hereunder;
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and in exchange of good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:
     Section 1. Appointment The Trust hereby appoints FPS as administrator and FPS hereby accepts such appointment. The Trust further agrees to appoint FPS as administrator to any additional Series which, from time to time, may be added to the Trust.
     Section 2.     Duties and Obligations of FPS
          (a) Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Trustees of the Trust, FPS shall provide to each of the Series all administrative services set forth in Schedule "A" attached hereto, which Schedule is incorporated by reference in its entirety into this Agreement. In addition to the obligations set forth in Schedule "A", FPS shall (I) provide its own office space, facilities, equipment and personnel for the performance of its duties under this Agreement; and (ii) take all actions it deems necessary to properly execute the administrative responsibilities of the Trust.
     (b) So that FPS may perform its duties under the terms of this Agreement, the Board of Trustees of the Trust shall direct the officers, investment advisor, distributor, legal counsel, independent accountants and custodian of the Trust to cooperate fully with FPS and to provide such information, documents and advice relating to the Trust as is within the possession or knowledge of such persons provided that no such person need provide any information to FPS if to do so would, in the reasoned opinion of counsel to the Trust, result in the loss of any privilege or confidential treatment with respect to such information. In connection with its duties, FPS shall be entitled to rely, and shall be held harmless by the Trust when acting in reasonable reliance upon the instruction, advice or any documents provided by the Trust to FPS by any of the aforementioned persons. All fees charged by any such persons shall be deemed an expense of the Trust.
     (c) Any activities performed by FPS under this Agreement shall conform to the requirements of:
          (1) the provisions of the Act and the Securities Act of 1933, as amended, and of any rules or regulations in force thereunder;
          (2)  any other applicable provision of state and federal law;
          (3)  the provisions of the Trust Instrument of the Trust, as amended from time to time;
          (4)  any policies and determinations of the Board of Trustees of the Trust; and
          (5) the fundamental policies of the Trust as reflected in its registration statement filed pursuant to the Act.
     FPS acknowledges that all records that it maintains for the Trust are the property of the Trust and will be surrendered promptly to the Trust upon written request. FPS will preserve, for the periods prescribed under Rule 31a-2 under the Act, all such records required to be maintained under Rule 31a-1 of the Act.
     (d) Nothing in this Agreement shall prevent FPS or any officer thereof from acting as administrator for any other person, firm or corporation. While the administrative services supplied to the Trust may be different than those supplied to other persons, firms or corporations, FPS shall provide the Trust equitable treatment in supplying services. The Trust recognizes that it will not receive preferential treatment from FPS as compared with the treatment provided to other FPS clients. FPS agrees to maintain the records and all other information of the Trust in a confidential manner and shall not use such information for any purpose other than the performance of FPS's duties under this Agreement.
     Section 3. Allocation of Expenses All costs and expenses of the Trust shall be paid by the Trust including, but not limited to:
          (a)  fees paid to an investment adviser (the "Adviser");
          (b)  interest and taxes;
          (c)  brokerage fees and commissions;
          (d)  insurance premiums;
          (e) compensation and expenses of its Trustees who are not affiliated persons of the Adviser;
          (f)  legal, accounting and audit expenses;
          (g) custodian and transfer agent, or shareholder servicing agent, fees and expenses;
          (h) fees and expenses incident to the registration of the shares of the Trust under Federal or state securities laws;
          (i) expenses related to preparing, setting in type, printing and mailing prospectuses, statements of additional information, reports and notices and proxy material to shareholders of the Trust;
          (j) all expenses incidental to holding meetings of shareholders and Trustees of the Trust;
          (k) such extraordinary expenses as may arise, including litigation, affecting the Trust and the legal obligations which the Trust may have regarding indemnification of its officers and directors; and
          (l)  fees and out-of-pocket expenses paid on behalf of the Trust by
               FPS.
     Section 4. Compensation of FPS The Trust agrees to pay FPS compensation for its services and to reimburse it for expenses, at the rates and amounts as set forth in Schedule "B" attached hereto, and as shall be set forth in any amendments to such Schedule "B" approved by the Trust and FPS. The Trust agrees and understands that FPS's compensation be comprised of two components and payable on a monthly basis as follows:
     (i) an asset based fee calculated on the Trust's total assets subject to a minimum fee calculated on the number of series and classes within each series, which the Trust hereby authorizes FPS to collect by debiting the Trust's custody account for invoices which are rendered for the services performed for the applicable function. The invoices for the services performed will be sent to the Trust after such debiting with the indication that payment has been made; and
     (ii) reimbursement of any out-of-pocket expenses paid by FPS on behalf of the Trust, which out-of-pocket expenses will be billed to the Trust within the first ten calendar days of the month following the month in which such out-of-pocket expenses were incurred. The Trust agrees to reimburse FPS for such expenses within ten calendar days of receipt of such bill.
     For the purpose of determining fees payable to FPS, the value of the Trust's net assets shall be computed at the times and in the manner specified in the Trust's Prospectus and Statement of Additional Information then in effect.
     During the term of this Agreement, should the Trust seek services or functions in addition to those outlined above or in Schedule "A" attached, a written amendment to this Agreement specifying the additional services and corresponding compensation shall be executed by both FPS and the Trust.
     Section 5.     Duration
     (a) The term of this Agreement shall be for a period of two (2) years, commencing on the date which the Trust's registration statement is declared effective by the U.S. Securities and Exchange Commission ("Effective Date") and shall continue thereafter on a year to year term subject to termination by either Party set forth in (c) below.
     (b) The fee schedule set forth in Schedule "B" attached shall be fixed for two (2) years commencing on the Effective Date of this Agreement and shall continue thereafter subject to review and adjustment as determined by the Parties.
     (c) After the initial term of this Agreement, the Trust or FPS may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice, which date shall not be less than one hundred eighty (180) days after the date of receipt of such notice. Upon the effective termination date, the Trust shall pay to FPS such compensation as may be due as of the date of termination and shall likewise reimburse FPS for any out-of-pocket expenses and disbursements reasonably incurred by FPS to such date.
     (d)  If a successor to any of FPS's duties or responsibilities under this Agreement is designated by the Trust by written notice to FPS in connection with the termination of this Agreement, FPS shall promptly, upon such termination and at the expense of the Trust, transfer all records which are the property of the Trust and shall cooperate in the transfer of such records and its duties and responsibilities under the Agreement.
     Section 6.  Amendment No provision of this Agreement may be amended or modified, in any manner except by a written agreement properly authorized and executed by FPS and the Trust.
     Section 7.  Applicable Law   This Agreement shall be governed by the
laws of the State of California and the exclusive venue of any action arising under this Agreement shall be Montgomery County, Commonwealth of Pennsylvania.
     Section 8.  Authority of Signatories   The Parties represent and
warrant to each other that the execution and delivery of this Agreement by the undersigned officer of each Party has been duly and validly authorized; and, when duly executed, this Agreement will constitute a valid and legally binding enforceable obligation of each Party. The obligations under this Agreement shall be binding upon the assets and property of the Trust and shall not be binding upon any officer or shareholder of the Series individually.
     Section 9.  Limitation of Liability
     (a) FPS, its directors, officers, employees, shareholders and agents shall only be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement that result from willful misfeasance, bad faith, negligence or reckless disregard on the part of FPS in the performance of its obligations and duties under this Agreement.
     (b) Any person, even though a director, officer, employee, shareholder or agent of FPS, who may be or become an officer, director, employee or agent of the Trust, shall be deemed when rendering services to such entity or acting on any business of such entity (other than services or business in connection with FPS's duties under the Agreement), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee,shareholder or agent of, or under the control or direction of FPS even though such person may receive compensation from FPS.
     (c) Notwithstanding any other provision of this Agreement, the Trust shall indemnify and hold harmless FPS, its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which FPS may sustain or incur or which may be asserted against FPS by any person by reason of, or as a result of (i) any action taken or omitted to be taken by FPS in good faith, (ii) any action taken or omitted to be taken by FPS in good faith in reliance upon any certificate, instrument, order or stock certificate or other document reasonably believed by FPS to be genuine and signed, countersigned or executed by any duly authorized person, upon the oral or written instruction of an authorized person of the Trust or upon the opinion of legal counsel to the Trust; or (iii) any action taken in good faith or omitted to be taken by FPS in connection with its appointment in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed. Indemnification under this subparagraph shall not apply, however, to actions or omissions of FPS or its directors, officers, employees, shareholders or agents in cases of its or their willful misfeasance, bad faith, negligence or reckless disregard of its or their duties hereunder.
     If a claim is made against FPS as to which FPS may seek indemnity under this Section, FPS shall notify the Trust promptly after any written assertion of such claim threatening to institute an action or proceeding with respect thereto and shallnotify the Trust promptly of any action commenced against
FPS within ten (10) days after FPS shall have been served with a summons or other legal process, giving information as to the nature and basis of the claim. Failure to notify the Trust shall not, however, relieve the Trust from any liability which it may have on account of the indemnity under this Section 9(c) if the Trust has not been prejudiced in any material respect by such failure.
     The Trust and FPS shall cooperate in the control of the defense of any action, suit or proceeding in which FPS is involved and for which indemnity is being provided by the Trust to FPS. The Trust may negotiate the settlement of any action, suit or proceeding subject to FPS's approval, which shall not be unreasonably withheld. FPS shall have the right, but not the obligation, to participate in the defense or settlement of a claim or action, with its own counsel, but any costs or expenses incurred by FPS in connection with, or as a result of, such participation will be borne solely by FPS.
     FPS shall have the right to participate in the defense of an action or proceeding and to retain its own counsel, and the reasonable fees and expenses of such counsel shall be borne by the Trust (which shall pay such fees, costs and expenses at least quarterly) if:
               (i) FPS has received an opinion of counsel stating that the use of counsel chosen by the Trust to represent FPS would present such counsel with a conflict of interest;
               (ii) the defendants in, or targets of, any such action or proceeding include both FPS and the Trust, and legal counsel to FPS shall have reasonably concluded that there are legal defenses available to it which are different from or additional to those available to the Trust or which may be adverse to or inconsistent with defenses available to the Trust (in which case the Trust shall not have the right to direct the defense of such action on behalf of FPS); or
               (iii) the Trust shall authorize FPS to employ separate counsel at the expense of the Trust. Notwithstanding anything to the contrary herein, it is understood that the Trust shall not, in connection with any action, suit or proceeding or related action, suit or proceeding, be liable under this Agreement for the fees and expenses of more than one firm.
     (d) The terms of this Section 9 shall survive the termination of this Agreement.
     Section 10.    Notices   Except as otherwise provided in this Agreement,
any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail or by overnight delivery, postage prepaid to the respective parties as follows:

If to The Bjurman Funds:                             If to FPS:
George D. Bjurman and Associates          FPS Services, Inc.
10100 Santa Monica Boulevard            3200 Horizon Drive, P.O. Box 61503
Los Angeles, CA 90067-4103              King of Prussia, PA 19406-0903
Attention: G. Andrew Bjurman              Attn: Kenneth J. Kempf, President

     Section 11. If any part, term or provision of this Agreement is held by any court to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid, provided that the basic agreement is not thereby substantially impaired.

     Section 12. This Agreement shall extend to and shall be binding upon theParties and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of FPS or by FPS without the written consent of the Trust, authorized or approved by a resolution of their respective Boards of Directors or Trustees.

     Section 13. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     Section 14. This Agreement shall be governed by the laws of the State of California and the exclusive venue of any action arising under this Agreement shall be Montgomery County, Commonwealth of Pennsylvania.

     Section 15. Section Headings Section and paragraph headings are for convenience only and shall not be construed as part of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement consisting of eight typewritten pages, together with Schedules "A", "B" and "C," to be signed by their duly authorized officers as of the day and year first above written.

The Bjurman Funds                           FPS Services, Inc.

/s/ G. Andrew Bjurman                   /s/ Kenneth J. Kempf
____________________________________    ______________________________
By: G. Andrew Bjurman, Co-President     By: Kenneth J. Kempf, President


/s/ O. Thomas Barry, III
______________________________________
By: O. Thomas Barry, III, Co-President

                                                  Schedule "A"

                Fund Administration Services
                            for
                       The Bjurman Funds


                                                  Additional Tasks
                                                  for Multiple Classes
I. Regulatory Compliance

   A.   Compliance - Federal Investment Company
        Act of 1940
        1.   Review, report and renew
                  a. investment advisory contracts
                  b. fidelity bond
                  c. underwriting contracts. . . . .   additional liability
                  d. distribution (12b-1) plans. . .   separate on certain
                                                       classes only
               e  administration contracts
                  f. accounting contracts
                  g. custody administration contracts
                  h. transfer agent and shareholder
                              services

        2.   Filings
                  a.  N-SAR (semi-annual report) . .   additional
                                                       reporting required
                  b.  N-1A (prospectus), post-         requires some
                     effective amendments and          additional
                     suppliments ("stickers"). . . .   reporting for cap
                                                       stock and financial
                                                       information
                  c.  24f-2 indefinate registration
                      of shares
                  d.  filing fidelity bond under 17g-1
                  e.  filing shareholder reports
                      under 30(b)2-1

        3.   Annual up-dates of biographical
             information and questionnaires for
             Directors/Trustees and Officers

   B.   Compliance - Other
        1.   applicable stock exchange rules
        2.   applicable state tax laws

                                                       Additional
                                                       Tasks for
                                                       Multiple
                                                       Classes

II.     Corporate Business and Shareholder/Public Information

   A.   Directors/Trustees/Management
        1. Preparation of meetings
                  a. agendas - all necessary items     separate special
                     of compliance                     reports on 12b-1
                                                       and expenditures
                  b. arrange and conduct meetings
                  c. prepare minutes of meetings
                  d. keep attendance records
                  e. maintain corporate records/
                     minute book

   B.   Coordinate Proposals
        1.   Printers
        2.   Auditors
        3.   Literature fulfillment
        4.   Insurance

   C.   Maintain Corporate Calendars and Files         separate by class

   D.   Release Corporate Information
        1.   To shareholders
        2.   To financial and general press
        3.   To industry publications                  additional
                                                       questionnaires
                                                       and/or announcements
                                                       some pertinent to
                                                       only 1 class
                  a. distributions (dividends and
                     capital gains)                    separate
                                                       calculation for
                                                       each class
                  b. tax information
                  c. changes to prospectus
                  d. letters from management
                  e. funds' performance                separate
                                                       performance
                                                       by class
        4.   Respond to:
                  a. financial press
                  b. miscellaneous shareholders
                     inquiries
                  c. industry questionnaires
                                                       Additional Tasks
                                                       for Multiple
                                                       Classes

   E.   Communications to Shareholders                 separate class
                                                       information for
                                                       financial highlights
                                                       table and notes
        1.   Coordinate printing and distribution
             of annual, semi-annual reports,
             and prospectus

III.    Financial and Management Reporting

   A.   Income and Expenses
        1.  Expense figures calculated and
            accrual levels set                         separate by class
        2.  Monitoring of expenses and expense
            caps (monthly)                             separate by class
        3.  Approve and coordinate payment of
            expenses
        4.  Checking Account Reconciliation
            (monthly) and establish Fund operating
             expense checking account
        5.  Calculation of advisory fee, 12b-1 fee
            and reimbursements to fund,
            (if applicable)
        6.  Authorize the recording and amortization
            of organizational costs and pre-paid
            expenses (supplied by adviser), for
            start-up funds and reorganizations
        7.  Calculation of average net assets          separate by class
        8.   Expense ratios calculated                 separate by class

   B.   Distributions to Shareholders
        1.   Projections of distribution amounts
        2.   Calculations of dividends and capital     separate dividend
             gain distributions (in conjunction with   calculations
             the Fund and their auditors)

                  a. compliance with income tax        requires additional
                     provisions                        calculations
                  b. compliance with excise tax
                     provisions
                  c. compliance with Investment Company
                     Act of 1940, as amended

                                                       Additional Tasks
                                                       for Multiple
                                                       Classes
        3.   Book/Tax identification and adjustments
             at required distribution periods
             (in conjunction with the Fund and their
             auditors)

   C.   Financial Reporting
        1.   Liaison between fund management,
             independent auditors and printers
             for shareholder reports                   requires additional
                                                       formatting and
                                                       review
        2.   Prepare of semi-annual
             and annual reports to shareholders        requires additional
                                                       disclosure and
                                                       reporting by class

        3.   60 day delivery to shareholders
        4.   Preparation of semi-annual and
             annual N-SAR's (Financial Data)           requires additional
                                                       disclosure and
                                                       reporting by class
        5.   Preparation of Financial Statements
             for required SEC Post-Effective
             Amendments (if applicable)                requires additional
                                                       disclosure and
                                                       reporting by class
        6.   Preparation of required performance
             graph (annually)(based on management
             supplied indicies)                        separate by class

   D.   Subchapter M Compliance (monthly)
        1.   Asset diversification test
        2.   Short/short test
        3.   Income qualification test

   E.   Other Financial Analysis
        1.   Upon request from fund management,        requires additional
             other budgeting and analyses can be       disclosure and
             constructed to meet a fund's specific     reporting by class
             needs (additional fees may apply)
        2.   Sales information, portfolio turnover
             (monthly)
        3.   Work closely with independent             requires additional
             auditors on return of capital             disclosure and
             presentation, excise tax calculation      reporting by class






                                                       Additional Tasks
                                                       for Multiple
                                                       Classes

        4.   Performance  (total return)
             calculation (monthly)                     separate by class
        5.   1099 Miscellaneous - prepared and filed
             for Directors/Trustees (annual)
        6.   Analysis of interest derived from various
             Government obligations (annual) (if
             interest income was distributed in a calendar
             year)
        7.   Review and characterize 1099- Dividend
             Forms                                     separate by class
        8.   Prepare and coordinate with printer and
             Account Management with printing and
             mailing of 1099 Dividend Insert cards     separate by class

   F.   Review and Monitoring Functions (monthly)
        1.   Review expense and reclassification
             entries to ensure proper update           requires additional
                                                       disclosure and
                                                       reporting by class
        2.   Perform various reviews to ensure
             accuracy of subscription/liquidation
             schedules, Accounting (the monthly
             expense analysis), and Custody
             (review of daily bank statements to       require additional
             ensure accurate expense movements)        review by class
        3.   Review  accruals and expenditures
             (where applicable)                        separate by class

   G.   Preparation and distribution of monthly
        operational reports to management by
        10th Business Day                              requires additional
                                                       disclosure and
                                                       reporting by class

        1.   Management Statistics (Recap)             separate by class
                  a. portfolio summary
                  b. book gains/losses/per share
                  c. net income, book income/per share
                  d. capital stock activity
                  e. distributions
        2.   Performance Analysis                      separate by class
                  a. total return
                  b. monthly, quarterly,
                     year to date, average annual returns






                                                       Additional Tasks
                                                       for Multiple
                                                       Classes

        3.   Expense Analysis                          separate by class
                  a. schedule
                  b. summary of due to/from adviser
                  c. expenses paid
                  d. expense cap
                  e. accrual monitoring
                  f. advisory fee
        4.   Short-Short Analysis
                  a. short-short income
                  b. gross income (components)
        5.   Portfolio Turnover
                  a. market value
                  b. cost of purchases
                  c. net proceeds of sales
                  d.  average market value
        6.   Asset Diversification Test
                  a. gross assets
                  b. non-qualifying assets
        7.   Activity Summary                          separate by class
                  a. shares sold, redeemed and
                  reinvested
                  b. change in investment

   H.   Provide rating agencies statistical data as    requires additional
        requested (monthly/quarterly)                  reporting by class


   I.   Standard schedules for Board Package
       (Quarterly)                                     separate by class
        1.   Activity Summary
             (III-G-7 from above)
        2.   Expense analysis
        3.   Other schedules can be provided
             (additional fees may apply)

                                                      Schedule "B"

            Administration Services Fee Schedule
                            for
                       The Bjurman Funds

This Fee Schedule is fixed for a period of two (2) years from the Effective Date as that term is defined in the Agreement.

I. Subject to a minimum annual fee of $55,000 for the initial Series' first class of shares and $12,000 for each additional separate series or class thereof, the Trust agrees to pay FPS each month an asset based fee calculated at the annual rate of:

   .0015          On the First $ 50 Million of the Average Net Assets of the
                  Trust;
   .0010          On the Next  $ 50 Million of the Average Net Assets of the
                  Trust; and
   .0005          Over         $100 Million of the Average Net Assets of the
                               Trust

II.     Out-of-Pocket Expenses:

   The Trust will reimburse FPS Services monthly for all out-of-pocket expenses, including postage, telecommunications (telephone and fax), special reports, cost of EDGAR filings, Board Meeting materials, approved record retention, transportation costs as incurred and copying and sending materials to independent accountants for off-site audits.

III.    Additional Services

   Activities of a non-recurring nature including but not limited to fund consolidations, mergers, acquisitions, reorganizations, the addition or deletion of a series, and shareholder meetings/proxies, are not included herein, and may be quoted separately upon request. To the extent the Trust should decide to issue additional multiple/separate classes of shares, additional fees will apply. Any additional/enhanced services or reports will be quoted upon request.

IV.     Blue Sky Administration

   $150 per permit/per state/per year (This fee will be waived in the first year from effective date)

   NOTE: The above fee will cover normal business filings described in our outline. An additional fee of $25 per filing will be charged for non-standard filings such as secondary post-effective amendments, additional classes of shares or mergers and acquisitions.

                                               Schedule "C"

                  Identification of Series


Below are listed the Series and Classes of Shares to which services under this Agreement are to be performed as of the Effective Date of this Agreement:


                      "The Bjurman Funds"

                  1.  Bjurman Micro-Cap Fund



This Schedule "C" may be amended from time to time by agreement of the Parties.